Zix Corporation Announces First Quarter 2008 Financial Results
Company reports first-ever positive cash flow quarter
DALLAS — May 1, 2008 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the first quarter ended March 31, 2008. ZixCorp recorded first quarter revenues of $7.2 million and a net loss of $1.7 million for the quarter, or $0.03 per share, compared with revenues of $5.4 million, and a net loss of $1.6 million, or $0.03 per share, in the corresponding quarter of 2007. Total cash and cash equivalents as of March 31, 2008 were $12.6 million.
“ZixCorp achieved positive cash flow from operations in Q1 2008, which positions the Company for continued leadership and strong growth,” said Rick Spurr, chief executive officer for ZixCorp. “The Company exceeded its revenue guidance for the first quarter and the ending cash balance of $12.6 million exceeded the year-end 2007 balance of $12.3 million. Having achieved this operating milestone, we can now shift more focus towards growth and capitalizing on the tremendous strategic opportunities in our two core businesses, while remaining prudent with respect to spending. We anticipate maintaining positive cash flow in at least each of the first three quarters of this year, barring an investment in the growth of our business.”
Corporate Highlights
•	Company-wide first quarter 2008 revenues of $7.2 million is up 34 percent over the comparable quarter in 2007, exceeding previously-issued revenue guidance for the first quarter of $6.7 to $7.0 million

•	The Company’s first quarter ending cash balance was $12.6 million, which, per our guidance, exceeded the 2007 year-end cash balance of $12.3 million

•	The positive cash flow for the first quarter 2008 of approximately $320,000 including proceeds of approximately $140,000 from the exercise of stock options compares to $332,000 cash burn for the first quarter of last year
Business Highlights
e-Prescribing
•	e-Prescribing revenue for first quarter 2008 was $1.9 million, up 31 percent when compared to the corresponding quarter in 2007

•	ZixCorp’s PocketScript® e-Prescribing service processed 2.2 million e-scripts through March 31, 2008, which was nearly 30 percent higher than the amount in Q1 2007

•	The Company announced in Q1 the availability of PocketScript® 6.8, which includes extended prescription insurance verification and medication history features and enhancements to the internet browser and prescription access interfaces

•	ZixCorp’s largest and most successful e-Prescribing program, the eRx Collaborative, made a first quarter announcement that during 2007 providers who used an e-prescribing device were able to choose more cost-effective drugs and saved 5 percent on their drug costs relative to those prescribers who did not use this technology

•	Blue Cross Blue Shield of Massachusetts (BCBSMA) announced that they were working exclusively with ZixCorp to conduct a pilot of disease management enrollment alerts, using the Company’s PocketScript® e-prescribing service

•	The Company’s payor-sponsored programs continue to experience success as evidenced by two first quarter program expansions. L.A. Care entered into an agreement with ZixCorp to renew the user license for physicians meeting certain metrics and entering their second year of PocketScript usage. Additionally, L.A. Care recently announced the Health I.T. Incentive Program that will reward physicians for adoption and sustained utilization of e-Prescribing technology, reimbursing physicians up to $3,000 for e-prescribing. And finally, the eRx Collaborative, recently entered into a new agreement with ZixCorp that includes expansion, incentives and renewals with ZixCorp for use of its PocketScript e-prescribing service
Email Encryption:
•	Email Encryption revenue for first quarter 2008 was $5.3 million, up 34 percent when compared to first quarter 2007

•	The Company had the second highest quarter for new first-year orders in the Company’s history with $1.4 million and total orders of $8.7 million, which, at over 26 percent more than any previous quarter, was by far a record for this business

•	ZixCorp announced in first quarter 2008 that ZixDirectory, the foundation of the Company’s outsourced email encryption service, marked an industry first: 10 million members. The growth rate of the ZixDirectory has increased over the last 18 months from an average of 45,000 new members per week to an average of over 70,000 new members per week

•	ZixCorp added 57 financial institutions to its growing customer base, bringing the total number of banks, credit unions, and other such financial institutions to more than 600

•	ZixCorp also added to its strong presence in hospitals, where it has over 1,000 institutions as customers, with a new contract with Beatrice Community Hospital and Health Center in Nebraska

•	The State of Maine renewed its Email Encryption Service contract as well
Financial Highlights
Revenues: Company-wide revenues were a record $7.2 million in the first quarter 2008, which was a 34 percent increase over the first quarter 2007. The Company’s Email Encryption business had quarterly revenue of $5.3 million, a 34 percent improvement over the corresponding period in 2007, and the e-Prescribing quarterly revenue of $1.9 million represented a 31 percent increase over the same period of 2007. Email Encryption’s increase was due to continued demand for our service model in both healthcare and financial services, and a meaningful contribution from our channel partners. The e-Prescribing revenues increased principally due to a one-time catch-up resulting from the achievement of certain performance-related metrics in one contract. The Company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was a record $34.8 million on March 31, 2008.
Revenues by Product First Quarter 2007 — 2008

			3-month Variance
	Three Months Ended March 31,		2008 vs. 2007
	2008	2007	$	%
Email Encryption	$5,289,000	$3,934,000	$1,355,000	34%
e-Prescribing	$1,910,000	$1,453,000	$457,000	31%

Total revenues	$7,199,000	$5,387,000	$1,812,000	34%

Gross Margin: The Company recorded its highest gross margin ever with $4.6 million (64 percent of revenue) for the first quarter 2008. The gross margin contribution from the Email Encryption business was $4.2 million or a record 80 percent, while the gross margin for e-Prescribing was $0.4 million in the quarter or a record 20 percent. The Company-wide gross margin for the same period in 2007 was $2.5 million or 47 percent of revenue, which was comprised of $2.7 million in Email Encryption and negative $0.2 million for e-Prescribing. The gross margin improvement for Email Encryption was driven by continued revenue growth combined with a slight decline in cost of revenues. The gross margin improvement for e-Prescribing was driven by the one-time revenue catch-up mentioned above combined with a slight decline in cost of revenues.
R&D and SG&A Expenditures: In the first quarter 2008, the combination of the Company’s research and development (R&D) expenses and its sales, general, and administrative

(SG&A) expenses increased by $0.3 million when compared with the same period in 2007, representing an increase of 4 percent.
Cash Flow: Cash and cash equivalents as of March 31, 2008 were $12.6 million, which was $0.3 million higher than the year-end 2007 cash balance of $12.3 million. Of the $0.3 million of positive cash flow, approximately $140,000 came from the exercise of stock options, with the remainder representing the Company’s first-ever positive cash flow from operations.
Outlook: The Company forecasts revenue for the second quarter to be between $6.8 and $7.0 million. e-Prescribing deployments are expected to be approximately 100 prescribers for the second quarter. The ending total cash balance for the second quarter is projected to be between $12.6 and $12.9 million.
Corporate Governance: ZixCorp announced, in accordance with Nasdaq Marketplace Rule 4350, that the Company awarded 36,504 stock options to 10 newly hired employees for a variety of non-executive positions throughout the Company thus far in calendar 2008. Exercise prices ranged from $2.90 to $4.27 per share, with a weighted average price of $3.79. Approximately one-third of the options vest on the first anniversary of the grant, with the balance vesting on a pro rata basis over the next eight quarters.
First Quarter Conference Call Information
The Company’s first quarter 2008 operating results will be released after the close of the U.S. financial markets on May 1, 2008. The Company will hold a conference call to discuss this information on May 1 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-614-4923 or toll-free 800-320-2978 and entering access code 22556042. An audio replay of the conference will be available until May 8, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 88486861, and after that date via Webcast on the Company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.

ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Mr. Spurr’s statement, “We can now shift more focus towards growth and capitalizing on the tremendous strategic opportunities in our two core businesses, while remaining prudent with respect to spending. We anticipate maintaining positive cash flow in at least each of the first three quarters of this year, barring an investment in the growth of our business,” and the statements under the caption “Outlook” are forward-looking statements, not a guarantee of future performance, and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new sponsorship agreements for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-Prescription business; the Company’s ability to establish and maintain strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$12,585,000	$10,524,000
Marketable securities	—	1,734,000
Receivables, net	932,000	1,119,000
Prepaid and other current assets	1,193,000	1,545,000

Total current assets	14,710,000	14,922,000

Restricted cash	25,000	25,000
Property and equipment, net	1,966,000	2,297,000
Goodwill, intangible and other assets	2,227,000	2,230,000

Total assets	$18,928,000	$19,474,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$3,328,000	$3,295,000
Deferred revenue	12,456,000	12,606,000

Total current liabilities	15,784,000	15,901,000

Long-term liabilities:
Deferred revenue	3,440,000	3,497,000
Deferred rent	360,000	365,000

Total long-term liabilities	3,800,000	3,862,000

Total liabilities	19,584,000	19,763,000
Total stockholders’ deficit	(656,000)	(289,000)

Total liabilities and stockholders’ deficit	$18,928,000	$19,474,000

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$7,199,000	$5,387,000

Cost of revenues	2,580,000	2,853,000

Gross margin	4,619,000	2,534,000
Operating expenses:
Research and development expenses	1,545,000	1,299,000
Selling, general and administrative expenses	4,817,000	4,800,000
Customer deposit forfeiture	—	(2,000,000)

Total operating expenses	6,362,000	4,099,000

Operating loss	(1,743,000)	(1,565,000)

Other (expense) income:
Investment and other income	116,000	155,000
Interest expense	—	(50,000)
Loss on extinguishment of debt	—	(178,000)

Total other (expense) income	116,000	(73,000)

Loss before income taxes	(1,627,000)	(1,638,000)
Income taxes expense	(77,000)	(3,000)

Net loss	$(1,704,000)	$(1,641,000)

Basic and diluted loss per common share	$(0.03)	$(0.03)

Basic and diluted weighted average common shares outstanding	62,703,846	59,879,950

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Operating activities:
Net loss	$(1,704,000)	$(1,641,000)
Non-cash items in net loss	1,527,000	(838,000)
Changes in operating assets and liabilities	434,000	2,469,000

Net cash provided (used) by operating activities	257,000	(10,000)

Investing activities:
Purchases of property and equipment	(71,000)	(247,000)
Restricted cash investments, net	1,734,000	(1,665,000)

Net cash provided (used) by investing activities	1,663,000	(1,912,000)

Financing activities:
Proceeds from exercise of stock options	141,000	—
Payment of short-term notes payable	—	(75,000)

Net cash provided (used) by financing activities	141,000	(75,000)

Increase (decrease) in cash and cash equivalents	2,061,000	(1,997,000)
Cash and cash equivalents, beginning of period	10,524,000	12,783,000

Cash and cash equivalents, end of period	$12,585,000	$10,786,000

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